Exhibit 10.21

McKenzie & Dunn Counties, ND

LEASE ACQUISITION AGREEMENT

This Lease Acquisition Agreement (the “Agreement”), dated as of January 24, 2011 (the “Effective Time), is between Arkoma Bakken, LLC, a Texas limited liability company, whose address is 203 E. Interstate 30, Rockwall, TX 75087 (“Arkoma LLC”), Larry T. Long, as Trustee for Long Properties Trust, whose address is P.O. Box 1700, Kilgore, TX 75663 (the “Trust”), and Reynolds Drilling Co., Inc., a                      corporation, whose address is 416 Travis, Suite 806, Shreveport, LA 71101 (“Reynolds”) (Arkoma LLC, the Trust, and Reynolds are each sometimes referred to herein as a “Seller” and are sometimes collectively referred to herein as “Sellers”) and GMX Resources, Inc., an Oklahoma corporation, whose address is One Benham Place, Suite 600, 9400 North Broadway, Oklahoma City, Oklahoma 73114 (“Buyer”). Sellers and Buyer are sometimes referred to herein as a “Party” or the “Parties.”

RECITALS

A. Arkoma LLC owns record title for the benefit of Sellers to certain rights and interests in, to and under the leasehold estates created by the oil and gas leases described in Exhibit A attached hereto, which cover approximately 7,613.293363 net mineral acres in McKenzie and Dunn Counties, North Dakota. The respective working interests of the Sellers in and to the Leases, whether owned beneficially or of record, are set out in Exhibit B.

B. The Trust and Reynolds are the owners of beneficial interests in and to the Leases, and prior to Closing, as defined herein, Arkoma LLC will deliver assignments to the Trust and Reynolds of their respective interests in the Leases, as such shares set forth in Exhibit B.

C. Each Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Sellers an undivided 87.5% of Sellers’ working interest in and to the Leases.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell, assign and deliver to Buyer, the following (the “Assets”), for the consideration specified in Article 2.

1.2 Assets. “Assets” shall mean the following:

(a) An undivided eighty-seven and one-half percent (87.5%) of Sellers’ interest in and to the oil and gas leases described in Exhibit A (the “Leases”);

(b) An undivided 87.5% of Sellers’ interest in and to all unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the Leases and to the production of oil, gas and other hydrocarbons (“Hydrocarbons”), if any, attributable to said properties and interests, and all surface leases, permits, rights-of-way, easements and other surface rights agreements used or held by Sellers in connection with the exploration, drilling, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Leases; and

(c) To the extent transferable and in Sellers’ possession, copies of all of Sellers’ land records, lease records, contract files, title records (including abstracts of title, title opinions and memoranda, title curative documents, broker run sheets and landowner contact information) and other records relating to the items described in Sections 1.2(a) and 1.2(b), but excluding any information covered by the attorney-client or attorney work-product privilege (other than title opinions) or confidentiality restrictions that prevent their disclosure to Buyer; provided that Sellers will, at Buyer’s request, but at no cost or expense to Sellers, request waivers of such confidentiality restrictions (the “Records”).

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price.

(a) Subject to adjustment as provided herein, the purchase price for the Assets shall be Thirty One Million Three Hundred Forty Two Thousand Nine Hundred Seventy Seven Dollars ($31,342,977.00) (the “Purchase Price”). The Purchase Price shall be apportioned among the Sellers as set forth on Exhibit B.

(b) The Purchase Price shall be paid as follows: (i) at Closing, Buyer shall pay to Sellers, by wire transfer of immediately available funds, an amount equal to 33.333% of the Purchase Price (the “Closing Cash Consideration”); and (ii) at Closing, Buyer shall deliver to Sellers the number of shares of common stock of Buyer, par value $0.001 per share, (the “Common Stock”) which is equal to 66.667% of the Purchase Price divided by the Share Price, as defined below (the “Stock Consideration”). As used herein, the “Share Price” of the Common Stock means the volume weighted average closing price of the ordinary shares of the Common Stock as traded on the New York Stock Exchange (“NYSE”) during the fifteen (15) trading days immediately prior to and including date three trading days prior to the Closing Date; provided, in the event such calculated price is less than $5.50, the Share Price shall be $5.50, and in the event such calculated price is more than $6.50, the Share Price shall be $6.50.

(c) Certain Definitions:

(i) As used herein, “Net Acres” with respect to a Lease shall mean (A) the undivided interest owned in the leasehold estate created by the applicable Lease, multiplied by (B) the number of gross acres covered by the Lease, multiplied by (C) the lessor’s percentage interest in the oil and gas mineral fee estate in the land covered by the Lease.

(ii) “Allocated Value” with respect to a Lease shall mean an amount equal to the “Per Acre Price” with respect to such Lease, as set out below, multiplied by 87.5% multiplied by the number of Net Acres set forth in Exhibit A for such Lease.

(iii) The “Per Acre Price” with respect to a Lease shall be determined based on the royalty share reserved by the lessor thereunder, as set out in the chart below:

Lessor’s Royalty Fraction	Per Acre Price
Lessor’s royalty is 1/8 or less	$5133
Lessor’s royalty is greater than 1/8 and is less than or equal to 1/6	$4781
Lessor’s royalty is greater than 1/6 and is less than or equal to 18%	$4668
Lessor’s royalty is greater than 18% and is less than or equal to 3/16	$4605
Lessor’s royalty is 1/5 or greater	$4500

ARTICLE 3

BUYER’S INSPECTION

3.1 Access to Records. Until Closing, Sellers will make available to Buyer and its representatives at Sellers’ office or at the applicable office of its lease brokers and during Sellers’ or such broker’s normal business hours, the Records in Sellers’ or such lease brokers’ possession or control relating to the Assets for the purpose of permitting Buyer to perform its due diligence review. For the purposes hereof, “Records” are defined as all of the files and documents in Sellers’ possession, authority or control relating to the Assets, including lease schedules, lease copies, ownership reports, lease purchase reports, broker notes, plats, title reports and any other information used or obtained by Sellers with regard to such Asset.

3.2 No Representation or Warranty. Except as set forth in this Agreement, Sellers make no representation or warranty as to the accuracy or completeness of the Records. Buyer agrees that any conclusions drawn from such Records shall be the result of its own independent review and judgment.

ARTICLE 4

TITLE DEFECTS

4.1 Defensible Title. The term “Defensible Title” with respect to a Lease means such title of Sellers (which may be held of record in the name of Sellers or in the name of one of Sellers’ lease brokers or agents so long as such lease brokers or agents assign the Leases held by them to Sellers at or prior to Closing) in and to the Leases that, subject to and except for Permitted Encumbrances: (i) results in Sellers owning that number of Net Acres with respect to the Lease equal to the number of Net Acres for the Lease set forth in Exhibit A, (ii) entitles Sellers to not less than the Represented NRI, as defined herein; and (iii) is free and clear of liens, security interests, encumbrances, claims, lis pendens, and any other defects, other than Permitted Encumbrances.

The respective working interests of the Sellers in the Leases are as follows:

Seller	Working Interest
Arkoma Bakken, LLC	0.40
Long Properties Trust	0.40
Reynolds Drilling Co., Inc	0.20
Total:	1.00

As used herein, the “Represented NRI” with respect to a Lease shall mean an amount equal to the difference between 100% and the Lessor’s Royalty for such Lease, as shown on Exhibit A.

4.2 Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(a) lessors’ royalties; provided the net cumulative effect of such burdens does not operate to reduce the NRI, on a Lease-by-Lease basis, below the Represented NRI with respect to such Lease;

(b) all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Lease if the same are customarily sought after Closing;

(c) rights of reassignment contained in any agreement providing for reassignment upon the surrender or expiration of any Leases;

(d) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Leases or any restriction on access thereto that do not materially interfere with the operation of the affected Lease;

(e) liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the lease;

(f) liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(g) such Title Defects as Buyer has waived; and

(h) minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any Lease encumbered thereby or materially impair the ability of the lessee to use any such property in its operations; provided the effect thereof does not operate to reduce the net revenue interest in such Lease below the Represented NRI with respect to such Lease.

4.3 Title Defect. The term “Title Defect” means with respect to a Lease any lien, encumbrance, adverse claim, default, expiration, failure, defect in or objection to real property title, other than Permitted Encumbrances, that alone or in combination with other defects renders Sellers’ title to the Lease less than Defensible Title.

4.4 Defect Value. “Defect Value” means with respect to a Lease the amount by which the value of the applicable Lease has been reduced by a Title Defect. The Defect Value shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

(a) If the Title Defect is a lien or encumbrance on the Asset, the Defect Value shall be the cost of removing such lien or encumbrance, not to exceed the Allocated Value of the affected Lease.

(b) If the Title Defect is an actual reduction in NRI below the Represented NRI with respect to the affected Lease, the Defect Value shall be, at Buyer’s option, an amount equal to the difference between the Per Acre Price based on the Represented NRI for such Lease and the Per Acre Price based on the actual NRI for such Lease; multiplied by the Net Acres for the Lease, as set forth in Exhibit A. Alternatively, for an Asset with an actual NRI that is below the Represented NRI, Buyer shall have the right to deem such Asset an Unresolved Title Dispute and exclude such Asset from Closing.

(c) If the Title Defect is such that the actual Net Acres covered by the Lease is less than the number of Net Acres set forth in Exhibit A for such Lease, the Defect Value shall be an amount equal to such difference in Net Acres multiplied by the Per Acre Price for such Lease. Provided, however, if the Title Defect is such that the actual Net Acres covered by the Lease is less than 50% of the number of Net Acres set forth in Exhibit A for such Lease, the Buyer shall have the right to deem such Asset an Unresolved Title Dispute and exclude such Asset from Closing.

4.5 Notice of Title Defects. On or before February 25, 2011 (the “Defect Notice Date”), Buyer shall deliver to Sellers a written notice of Title Defects describing in reasonable detail (i) the Title Defect, (ii) the basis of the Title Defect and (iii) Buyer’s good faith estimate of the reduction in the Lease’s Allocated Value caused by the Title Defect (“Title Defect Value”). The failure of Buyer to timely notify Sellers of a Title Defect (other than a Title Defect arising by, through or under Sellers or their affiliates or their respective agents) on or before the Defect Notice Date shall be deemed a waiver by Buyer of such Title Defect.

4.6 Defect Adjustments. If an Asset is affected by an undisputed Title Defect and the Parties have agreed upon the Defect Value attributable thereto, the Purchase Price will be reduced by the Defect Value attributable thereto unless Sellers cure the Title Defect on or before 5:00 p.m. Central Time three (3) days before Closing.

4.7 Unresolved Title Disputes. If, by the Closing Date, the Parties have not resolved any dispute regarding (i) the existence and scope of a Title Defect, (ii) the amount of the Defect Value, or (iii) the adequacy of Sellers’ Title Defect curative materials (each such matter, together with the matters described in the last sentence of Section 4.4(b) and the last sentence of Section 4.4(c), an “Unresolved Title Dispute”), then, unless waived by Buyer, the affected Leases shall be excluded from the Assets delivered at Closing, and the Purchase Price payable at Closing shall be reduced by an amount equal to the aggregate Allocated Values of the excluded Leases (the “Excluded Leases”). For a period of ninety (90) days following the Closing Date (or such longer period of time to which the Parties may mutually agree in writing) (the “Cure Period”), Sellers shall have the right, but not the obligation, to continue attempting to cure the Title Defects with respect to the Excluded Leases. If Sellers reasonably cure a Title Defect within the Cure Period, or Buyer notifies Sellers that it waives such Title Defect, then, within thirty (30) days after obtaining such title curative, Sellers shall assign to Buyer an undivided 87.5% working interest in the affected Excluded Lease(s), subject to and in accordance with the terms hereof, and Buyer shall pay Sellers the amount by which the Purchase Price was reduced due to the relevant Title Defect, such amount to be paid 1/3 in cash, and 2/3 in Common Stock, in accordance with Section 2.1(b). If a Title Defect is neither cured to Buyer’s reasonable satisfaction nor waived by Buyer prior to the expiration of the Cure Period then the Excluded Lease(s) affected thereby shall be retained by Sellers and neither Buyer nor Sellers shall have any further obligation to the other Party with respect thereto.

4.8 Consents. Prior to Closing, Sellers shall use reasonable efforts to obtain all required consents to assignment of the Assets. If Buyer discovers properties for which consents to assign are applicable during the course of Buyer’s due diligence activities, Buyer shall notify Sellers immediately and Sellers shall use reasonable efforts to obtain such consents prior to Closing. Except for consents and approvals which are customarily obtained post-Closing (including without limitation federal, state, or other governmental approvals), if a consent to assign any Asset has not been obtained as of the Closing Date, then at Buyer’s election, the affected Asset(s) shall be (a) conveyed to Buyer and the respective consents obtained by Buyer post-Closing and Buyer shall assume the risk of not obtaining such consents (provided that after Closing Sellers shall continue to cooperate with Buyer to obtain such consent), (b) retained by Sellers and the Purchase Price shall be reduced by the Allocated Value of such Asset, or (c) at the option of Buyer, held by Sellers on behalf of Buyer for a three (3) month period of time to obtain any consent to assign, and if such consent is not obtained within such time period then Sellers shall retain such Asset and refund Buyer the Allocated Value attributed thereto.

4.9 Purchase Price Adjustments; Settlement Statement. The aggregate amount of any adjustment of the Purchase Price pursuant to Sections 4.6, 4.7, 4.8, and 4.11, and any other adjustments permitted elsewhere in this Agreement or agreed to by the Parties (collectively, “Purchase Price Adjustments”) shall be applied as follows: (i) the Stock Consideration shall be adjusted by an amount equal to the aggregate Purchase Price Adjustment multiplied by 2/3; and (ii) the Closing Cash Consideration shall be adjusted by an amount equal to the aggregate Purchase Price Adjustment multiplied by 1/3. The aggregate adjustment of the Purchase Price shall be borne by each Seller in proportion to the respective share of the Purchase Price allocated to such Seller, as shown on Exhibit B; provided, however, that if a downward adjustment to the Purchase Price is made with respect to a Title Defect that arises by, through or under one or more, but not all, of the Sellers, the reduction in the Purchase Price shall be borne by the Sellers under or through whom the Title Defect arose. At least two (2) business days prior to Closing, Sellers shall deliver to Buyer a settlement statement (“Settlement Statement”) setting out all Purchase Price Adjustments, determined as provided herein.

4.10 Subrogation of Warranties. Sellers shall grant to Buyer, its successors and assigns, full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) given or made by preceding owners, vendors, or others with respect to the Assets.

4.11 Title Benefit. The term “Title Benefit” with respect to a Lease means such title of Sellers (which may be held of record in the name of Sellers or in the name of one of Sellers’ lease brokers or agents so long as such lease brokers or agents assign the Leases held by them to Sellers at or prior to Closing) in and to the Lease that results in (i) Sellers owning greater than the number of Net Acres for the Lease set forth in Exhibit A (an “Acreage Increase”); or (ii) Sellers owning greater than the Represented NRI with respect to such Lease (an “NRI Increase”). On or before the Defect Notice Date, each of Buyer and Sellers shall notify the other Party in writing of any Title Benefit discovered on or before such date. Sellers shall be entitled to an upward adjustment to the Purchase Price with respect to each such Title Benefit equal to (a) in the case of an Acreage Increase, the amount by which Sellers’ actual Net Acres with respect to the affected Lease exceeds the Net Acres attributed to such Lease in Exhibit A, multiplied by the Per Acre Price for such Lease; and (b) in the case of an NRI Increase, an amount equal to the difference between the Per Acre Price based on the Represented NRI for such Lease and the Per Acre Price based on the actual NRI for such Lease; multiplied by the Net Acres for the Lease, as set forth in Exhibit A.

ARTICLE 5

SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller makes the following representations and warranties to Buyer as of the date of the Agreement and again as of the Closing Date:

5.1 Status. Such Seller is a corporation, limited liability or trust, as the case may be, duly organized, validly existing and in good standing under the laws of the State of its organization or formation.

5.2 Power. Such Seller has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement and the agreements and instruments contemplated hereby by such Seller does not, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not violate, or be in conflict with, any material provision of such Seller’s governing documents, or any material provision of any agreement or instrument to which such Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to such Seller.

5.3 Authorization and Enforceability. This Agreement constitutes, and the other agreements and instruments to be executed by such Seller in accordance with this Agreement will constitute, such Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.4 Title; No Liens. Except for (i) assignments among Sellers to be made prior to Closing, and (ii) encumbrances arising pursuant to that certain Letter of Agreement, dated June 1, 2009, between the Trust and Arkoma LLC, on the one hand, and Eco Resources, LP, on the other hand (the “Eco Resources Letter Agreement”), such Seller has not assigned or conveyed to any other person or otherwise encumbered any of its interest in the Assets. Except for the Permitted Encumbrances, the Assets will be conveyed to Buyer at Closing free and clear of all liens and encumbrances arising by, through or under such Seller but not otherwise (provided that failure to make a delay rental or similar payment to extend a Lease shall not constitute a breach of this Section 5.4, but shall constitute a Title Defect).

5.5 Liability for Brokers’ Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

5.6 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, threatened against such Seller.

5.7 Litigation. Except for the matters disclosed in Schedule 5.7 (the “Existing Litigation”), there are no actions or suits pending against such Seller with respect to the Assets and, to such Seller’s knowledge, there is no proceeding, claim or investigation pending or threatened with respect to the Assets.

5.8 Lease Status/Rentals. Such Seller has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding. Such Seller has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured. Such Seller is not in breach or default with respect to any obligation under any of the Leases. Each of the Leases is valid and existing, in full force and effect, enforceable in accordance with its terms and has not terminated or expired as to any interest covered thereby, in whole or in part. All rentals, royalties, overriding royalties and other burdens based upon or measured by the ownership of the Leases or the production of hydrocarbons therefrom that are due and owing have been fully and timely paid. Exhibit C sets forth a complete and accurate schedule of due dates for rental payments due under the Leases.

5.9 Accuracy of the Records. Sellers make no representations regarding the accuracy or completeness of any of the Records; provided, however, such Seller does represent that (i) the Records include all of the files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Leases, (ii) Seller has made, or prior to Closing will make, all Records in its possession available to Buyer and (iii) Seller has not intentionally withheld any of the Records from Buyer.

5.10 Compliance With Laws. Such Seller has not received written notice from any governmental agency that such Seller’s ownership or operation of the Assets is in violation of any applicable federal, state and local laws, including environmental laws, in any material respect.

5.11 No Operations. Sellers have not conducted oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith.

5.12 Preferential Rights to Purchase. None of the Assets is subject to any preferential right or option to purchase in favor of any third party.

5.13. Consents. Except as set forth on Exhibit D, no consent or approval of any third party is necessary for the assignment of any of the Assets, except for governmental consents customarily obtained post-Closing.

5.14. Contract Obligations. Exhibit E identifies all contracts burdening the Assets. Such Seller is not, nor to such Seller’s knowledge is any third party, in default in any material respect under any such contract.

5.15 Accredited Investor. Such Seller is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Such Seller understands that Buyer will rely upon the exemptions provided by the Securities Act, Section 4(2) and/or Regulation D thereunder and various state securities laws and will rely on the representations and warranties of such Seller contained herein for purposes of such determination. Such Seller is acquiring Common Stock for its own account and not with a view to, or for the offer or sale in connection with, any distribution thereof. Such Seller acknowledges that the shares of Common Stock have not been registered under the Securities Act, or any state securities laws, that the shares of Common Stock may not be transferred or sold except pursuant to a registration statement filed in accordance with the Securities Act or pursuant to any applicable exemption therefrom under the Securities Act and state securities laws, and that the certificate representing the Purchase Price will bear a restricted legend to the same effect.

5.16. Sophisticated Investor. Such Seller has such knowledge of Buyer and its business and such experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Common Stock. Such Seller has made an informed investment decision with respect to the shares of Common Stock to be acquired pursuant to this Agreement. Such Seller understands that there can be no assurance as to the federal or state tax result of an investment in Common Stock. Such Seller understands that no state or federal governmental authority has made any finding or determination relating to the fairness of an investment in Common Stock and no state or federal governmental authority has recommended or endorsed or will recommend or endorse an investment in Common Stock. Such Seller is able to bear the risks of an investment in the Common Stock, including the risks set forth in Buyer’s risk factors included in Item 1A of its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

ARTICLE 6

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of the Closing Date:

6.1 Organization and Standing. Buyer is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of Oklahoma and is duly qualified to carry on its business in the State(s) where the Leases are located.

6.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

6.3 Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

6.5 Buyer’s Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Assets and the value thereof.

6.6 Qualified to Hold Leases. Buyer is eligible under all applicable laws and regulations to own the Assets, including, without limitation, any state or federal Leases.

6.7 Capitalization.

(a) The authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 6,000,000 shares are designated Series B Cumulative Preferred Stock, and 25,000 are designated Series A Junior Participating Preferred Stock, par value $.001 per share. As of January 11, 2011, there were issued and outstanding 31,283,353 shares of Common Stock, 2,041,169 shares of Series B Cumulative Preferred Stock and no shares of Series A Junior Participating Preferred Stock. The issued and outstanding shares of Common Stock and Series B Cumulative Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive, preferential purchase or other similar rights of any person.

(b) Upon delivery of the shares of Common Stock as a portion of the Purchase Price to Sellers as provided in this Agreement, Sellers will acquire good and valid title thereto, and such shares of Common Stock will be validly issued, fully paid and non-assessable.

(c). No consent, approval, waiver or authorization of any governmental entity or any other person is required for Buyer to execute and deliver this Agreement or to perform its obligations hereunder, other than the approval by the NYSE of a supplemental listing application with respect to the Stock Consideration.

ARTICLE 7

COVENANTS AND AGREEMENTS

7.1 Covenants and Agreements of Sellers. Sellers covenant and agree with Buyer that, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of execution hereof until the Closing Date, Sellers shall not (i) commit to drill any wells on the Lands or conduct any oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith, (ii) release or abandon any part of the Assets; (iii) sell, transfer, assign, convey or otherwise dispose of any of the Assets, or any interest therein, except for assignments among the Sellers; (iv) enter into any farmout agreement, farmin agreement or any other contract affecting the Assets; (v) modify or terminate any Lease; or (vi) create any lien, security interest or encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof.

7.2 Government Approval. If any approval or consent by any federal, state or local or governmental authority is required to vest Defensible Title to any of the Assets in Buyer at Closing, Sellers shall use reasonable commercial efforts, as requested in writing by Buyer, to assist Buyer in obtaining all such required approvals or consents at Buyer’s expense.

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING

8.1 Sellers’ Conditions. The obligations of Sellers at the Closing are subject, at the option of Sellers, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(b) Buyer stands ready, willing and able to Close with Sellers; and

(c) No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein.

8.2 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing, and Sellers shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing in all material respects;

(b) Sellers stand ready, willing and able to Close with Buyer;

(c) No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein; and

(d) Any encumbrances on the Assets arising under or in connection with the Eco Resources Letter Agreement or the Existing Litigation shall have been released to Buyer’s reasonable satisfaction.

ARTICLE 9

RIGHT OF TERMINATION

9.1 Termination. This Agreement may be terminated in accordance with the following provisions:

(a) by Sellers if the conditions set forth in Section 8.1 are not satisfied, through no fault of Sellers, or waived by Sellers in writing, as of Closing; or

(b) by Buyer if the conditions set forth in Section 8.2 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of Closing.

9.2 Liabilities Upon Termination.

(a) Buyer’s Default. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Sellers are not in material default under this Agreement and are ready, willing and able to Close, Seller shall, as Seller’s exclusive remedies, elect either (i) specific performance; or (ii) actual damages in the maximum amount of three percent (3%) of the Purchase Price, plus, in each case, Sellers’ costs of collection, including reasonable attorneys’ fees and expenses. Buyer’s failure to close shall not be considered wrongful if Buyer’s conditions under Section 8.2 are not satisfied through no fault of Buyer and are not waived by Buyer.

(b) Sellers’ Default. If Closing does not occur because Sellers wrongfully fail to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and Buyer is not in material default under this Agreement and is ready, willing and able to Close, Buyer shall, as Buyer’s exclusive remedies, elect either (i) specific performance; or (ii) actual damages in the maximum amount of three percent (3%) of the Purchase Price, plus, in each case, Buyer’s costs of collection, including reasonable attorneys’ fees and expenses. Sellers’ failure to close shall not be considered wrongful if (i) Sellers’ conditions under Section 8.1 are not satisfied through no fault of Sellers and are not waived by Sellers.

(c) Other Termination. If Sellers and Buyer agree to terminate this Agreement, each Party shall release the other Party from any and all liability for termination of this Agreement.

ARTICLE 10

CLOSING

10.1 Closing. The “Closing” of the transaction contemplated hereby shall be held on March 11, 2011, or such other date as the Parties may agree. The date the Closing actually occurs is referred to herein as the “Closing Date.”

10.2 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Assignment and Conveyance. Sellers and Buyer shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of the Assets, except for any Leases which shall not be conveyed at Closing pursuant to Section 4.7 or Section 4.8, substantially in the form of Exhibit F; and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer including without limitation federal and state forms of assignment.

(b) Settlement Statement. Sellers and Buyer shall execute the Settlement Statement.

(c) Purchase Price. Buyer shall deliver to each Seller (i) its Share, as set out in Exhibit B, of the Closing Cash Consideration, as set out in the Settlement Statement, by wire transfer in immediately available funds, according to the wire instructions provided by such Seller; and (ii) a certificate representing its Share, as set out in Exhibit B, of the Stock Consideration, in each case as adjusted as provided herein;

(d) Non-Foreign Status. Each Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code.

(e) Sellers’ Certificate. Each Seller shall execute and deliver to Buyer a certificate certifying that all representations and warranties of such Seller contained in this Agreement are true and correct in all material respects on and as of the Closing Date, and that such Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by such Seller at or prior to the Closing in all material respects.

(f) Buyer’s Certificate. Buyer shall execute and deliver to Sellers a certificate certifying that all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date, and that Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects.

(e) Possession. Sellers shall deliver to Buyer possession of the Assets.

(f). Stockholder and Registration Rights Agreement. The Parties shall execute and deliver a Stockholder and Registration Rights Agreement in substantially the form of Exhibit G attached hereto.

(g) Joint Operating Agreement. The Parties shall execute a joint operating agreement, substantially in the form of Exhibit H attached hereto or such other form to which the Parties may agree, covering the Leases, in which Buyer shall be designated as operator.

ARTICLE 11

POST-CLOSING OBLIGATIONS

11.1 Records. Sellers shall make the originals of the Records available for pick-up by Buyer within ten (10) business days after the Closing Date. Sellers may retain copies of the Records and Sellers shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.

11.2 Transfer Taxes and Recording Fees. Buyer shall pay all sales, transfer, use or similar taxes , if any, occasioned by the sale or transfer of the Assets and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

11.3 Further Assurances. From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Sellers and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 12

ASSUMPTION AND RETENTION OF OBLIGATIONS AND

INDEMNIFICATION; DISCLAIMERS

12.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets (including those arising under environmental laws and all plugging and abandonment obligations) attributable to periods on or after the Effective Time (the “Assumed Liabilities”). Sellers stipulate that no surface locations, drilling or production operations have been initiated on the Assets by Sellers.

12.2 Indemnification.

(a) Losses. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified party indemnifying a third party, except to the extent the indemnified party suffers such damages to a third party (other than as a result of the indemnified party’s indemnification of such third party).

(b) Sellers’ Indemnification of Buyer. If the Closing occurs, each Seller shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) any breach by such Seller of this Agreement; (ii) the Eco Resources Letter Agreement or the litigation disclosed in Schedule 5.7 (collectively, “Existing Litigation Losses”), or (iii) any breach by such Seller, prior to the Closing Date, of the Leases; provided, however, such Seller shall have no liability to Buyer for any claim by Buyer for breach of Sections 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13 or 5.14 that is not made within six (6) months after the Closing Date. As provided in Section 13.17 herein, the obligations of the entities comprising Seller are several, not joint and collective, and in no event shall any Seller be liable to indemnify Buyer hereunder from any Losses arising from a breach by any other Seller of this Agreement or the Leases. Notwithstanding any other provision hereof, (i) in no event shall Buyer be entitled to indemnification from a Seller hereunder from Losses which, in the aggregate, exceed such Seller’s portion of the Purchase Price, as adjusted as provided herein; and (ii) except with respect to Existing Litigation Losses, Buyer shall not be entitled to indemnification from Sellers unless the aggregate amount of Losses covered by this Section 12.2(b) exceeds $200,000.00 (the “Indemnity Threshold”), such amount being a threshold, not a deductible; provided that Existing Litigation Losses shall not be subject to the Indemnity Threshold.

(c) Buyer’s Indemnification of Sellers. If the Closing occurs, Buyer shall defend, indemnify, and save and hold harmless Sellers, their officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, and (ii) any breach by Buyer of this Agreement.

12.3 No Insurance; Subrogation. The indemnifications provided in this Article 12 shall not be construed as a form of insurance. Buyer and Sellers hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Sellers shall obtain waiver of such subrogation from its respective insurers.

12.4 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Sellers may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 13

MISCELLANEOUS

13.1 Exhibits. The Exhibits to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

13.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

13.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, five business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

If to Sellers:

Arkoma Bakken, LLC

203 E. Interstate 30

Rockwall, TX 75087-5402

Attn: Mark S. Kelldorf

Telephone: (972) 771-6000

Fax: (972) 771-5888

With Copies to:

J. Benjamin Warren, Jr.

Ayres, Warren, Shelton & Williams

14th Floor, Regions Tower

333 Texas Street

Shreveport, LA 71101

Telephone: (318) 227-3322

Fax: (318) 227-3980

Email: benwarren@awsw-law.com

Long Properties Trust

301 E. Main Street

Kilgore, TX 75662

Attn: Larry T. Long

Telephone: (903) 988-3440

Fax: (903) 986-3919

Reynolds Drilling Co., Inc.

416 Travis Street

Midsouth Towers, Suite 806

Shreveport, LA 71101-5502

Attn: T. Pat Reynolds

Telephone: (318) 227-0118

Fax: (318) 864-9952

If to Buyer:

GMX Resources, Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Attention: Gary D. Jackson

Telephone: (405) 600-0711

Fax: (405) 600-0600

E-mail: gjackson@GMXRresources.com

With copies to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: Cheryl S. Phillips

Telephone: (713) 220-4200

Fax: (713) 220-4285

Email: cphillips@andrewskurth.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

13.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

13.5 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

13.6 Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Fax or .pdf signatures shall be considered binding.

13.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

13.8 Governing Law; Wavier of Jury Trial. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to its conflicts of laws rules; provided, however, the laws of the State where the Leases are located shall control this Agreement and the Assignment with respect to conveyance matters and other real property matters necessarily subject to the laws of the State where the Leases are located. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

13.9 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

13.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

13.11 Survival. The representations, warranties, indemnities and covenants contained in this Agreement shall survive Closing indefinitely, provided that the representations and warranties contained in Sections 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14 and 6.7 shall terminate six (6) months after the Closing Date.

13.12 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

13.13 Waiver. The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

13.14 Limitation on Damages. The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from any breach of this Agreement.

13.15 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

13.16 Announcements. Except as and to the extent required by law, neither Buyer nor Sellers will make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a transaction between the Parties or any of the terms, conditions, or other aspects of this Agreement or the transaction contemplated thereby, without the prior written consent of the other; provided, however, if a Party is required to make such public announcement or statement by law or under the rules and regulations of the New York Stock Exchange (or other public stock exchange of similar reputation and standing) on which the shares of such Party or any of its Affiliates are listed, then the same may be made without the approval of the other Party. The opinion of counsel of the Party making such announcement or statement shall be conclusive evidence of such requirement by law or rules or regulations.

13.17 Individually Bound. Notwithstanding anything contained herein to the contrary, this Agreement will be binding and effective between buyer and each signatory Seller Party, as to such Party’s respective ownership interest in the Assets, whether or not each entity comprising Seller executes this Agreement or a counterpart hereof. Further, notwithstanding anything contained herein to the contrary, in the event less than all entities comprising Seller fail to execute this Agreement or a counterpart hereof, Seller’s representations, warranties and indemnification made herein shall be deemed several, and not joint or collective. It is specifically agreed to and understood that each Seller entity shall be responsible for only its ownership share of the obligations and representations made in this Agreement.

[signatures on next page]

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the Effective Time.

SELLERS:

Arkoma Bakken, LLC, a Texas limited liability company

By:	/s/ Mark S. Kelldorf

Name:	Mark S. Kelldorf

Title:	Managing Member

Larry T. Long, as Trustee of the Long Properties Trust

By:	/s/ Larry T. Long, Trustee
Larry T. Long, Trustee

Reynolds Drilling Co., Inc.

By:	/s/ Terry Pat Reynolds

Name:	Terry Pat Reynolds

Title:	President

BUYER:

GMX RESOURCES INC.

By:	/s/ Ken Kenworthy, Jr.

Name:	Ken Kenworthy, Jr.

Title:	CEO